UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 27, 2012

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Broadway, New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (646) 536-2842

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2012, Take-Two Interactive Software, Inc. (the “Company”) entered into a second amendment to its employment agreement with Lainie Goldstein, the Company’s Chief Financial Officer (“Second Amendment”).  Ms. Goldstein’s employment agreement, dated May 12, 2010, as amended by the first amendment, dated October 25, 2010, was amended to extend the term of the employment agreement for a period commencing on November 1, 2012 and continuing through March 31, 2013 to coincide with the Company’s fiscal year end.  Thereafter, the employment agreement shall be renewable automatically for successive one-year periods (each, a “Renewal Term”), unless either Ms. Goldstein or the Company gives ninety (90) days prior written notice that employment will not be renewed.  The employment agreement was previously filed by the Company on May 14, 2010 on a Current Report on Form 8-K and the first amendment to the employment agreement was previously filed by the Company on October 25, 2010 on a Current Report on Form 8-K.

Ms. Goldstein’s employment agreement was also amended to provide that her salary will be increased by two percent (2%) at the start of each Renewal Term commencing on and after April 1, 2013. Ms. Goldstein will also be eligible to receive an annual bonus during each fiscal year of her employment with a target bonus of 70% of her salary and a maximum bonus of up to 140% of her salary, based on the achievement of certain financial targets by the Company.  On the fifth trading day following the filing of the Company’s Form 10-Q for the second quarter of fiscal year 2013, the Company will grant 444,068 shares of restricted stock (the “Shares”) to Ms. Goldstein pursuant to the Company’s Incentive Stock Plan, as amended.  The Shares will vest in six annual installments commencing on March 31, 2013 subject to satisfaction of certain stock price thresholds measured from the date of the Second Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Registrant)

	By:	/s/ Daniel P. Emerson
Daniel P. Emerson
Senior Vice President, Deputy General Counsel and Secretary

Date: August 31, 2012